Exhibit (a)(1)(i)

DNP SELECT INCOME FUND INC.

Fixed Price Offer To Purchase For Cash

Up to a Maximum Tender Amount of $200,000,000 of its

Outstanding Shares of

Remarketed Preferred Stock, Series D (Cusip No. 23325P 50 0)

Remarketed Preferred Stock, Series E (Cusip No. 23325P 60 9)

Auction Preferred Stock, Series TH (Cusip No. 23325P 85 6)

and

Auction Preferred Stock, Series F (Cusip No. 23325P 87 2)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 4, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY DNP SELECT INCOME FUND INC. (THE “FUND”) IN ITS SOLE DISCRETION (SUCH TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). STOCKHOLDERS MUST VALIDLY TENDER, AND NOT VALIDLY WITHDRAW, THEIR SHARES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW).

DNP Select Income Fund Inc. (the “Fund”) hereby offers to purchase for cash (the “Offer”) shares of its preferred stock, par value $0.001 per share (“Preferred Stock”), having an aggregate liquidation preference of up to $200,000,000 (excluding Accrued Dividends (as defined below), fees and expenses) (the “Maximum Tender Amount”), consisting of (i) Preferred Stock, designated Remarketed Preferred Stock, Series D (“Series D RP”), (ii) Preferred Stock, designated Remarketed Preferred Stock, Series E (“Series E RP”), (iii) Preferred Stock, designated Auction Preferred Stock, Series TH (“Series TH APS”), and (iv) Preferred Stock, designated Auction Preferred Stock, Series F (“Series F APS” and, together with the Series D RP, the Series E RP and the Series TH APS, the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”). See “The Offer—Conditions to the Offer.” The Offer is not conditioned upon any minimum amount of Preferred Shares being tendered or upon the receipt of financing.

Each registered holder of Preferred Shares (a “Stockholder”) that validly tenders, and does not validly withdraw, its Preferred Shares, and which Preferred Shares are accepted for purchase by the Fund upon the terms and subject to the conditions set forth in this Offer to Purchase, will receive (a) $96,000 per share of Series D RP, equal to 96% of the $100,000 liquidation preference per share of Series D RP (the “Series D RP Consideration”), (b) $96,000 per share of Series E RP, equal to 96% of the $100,000 liquidation preference per share of Series E RP (the “Series E RP Consideration”), (c) $24,000 per share of Series TH APS, equal to 96% of the $25,000 liquidation preference per share of Series TH APS (the “Series TH APS Consideration”), and (d) $24,000 per share of Series F APS, equal to 96% of the $25,000 liquidation preference per share of Series F APS (the “Series F APS Consideration” and, together with the Series D RP Consideration, the Series E RP Consideration and the Series TH APS Consideration, the “Tender Offer Consideration”). Each Stockholder that validly tenders, and does not validly withdraw, its Preferred Shares, and whose Preferred Shares are accepted for purchase by the Fund, will also receive accrued and unpaid dividends from the last applicable dividend payment date to, but not including, the Settlement Date (“Accrued Dividends”). The Tender Offer Consideration and Accrued Dividends will be payable on the Settlement Date. The “Settlement Date” with respect to the Preferred Shares is the date on which the Fund will pay the Tender Offer Consideration in respect of the Preferred Shares validly tendered, not validly withdrawn and accepted for purchase by the Fund. The Settlement Date is expected to be June 5, 2012, the first New York City business day following the Expiration Time.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(cover page continued)

NEITHER THE FUND, NOR ITS BOARD OF DIRECTORS (THE “BOARD”) NOR ITS INVESTMENT ADVISER, DUFF & PHELPS INVESTMENT MANAGEMENT CO. (THE “ADVISER”), IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF PREFERRED SHARES WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN THE OFFER. SHAREHOLDERS ARE URGED TO READ AND EVALUATE THE OFFER CAREFULLY AND TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISERS AS TO WHETHER TO PARTICIPATE IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD OR THE ADVISER.

Important Information

If you wish to tender all or any part of your Preferred Shares, you should either: (i) deliver such Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer—Procedure for Tendering Preferred Shares” prior to the Expiration Time, (ii) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein); or (iii) request your broker, dealer, commercial bank, trust company or other nominee (each a “Nominee Holder”) to effect the transaction for you. If you have Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such Nominee Holder if you desire to tender your Preferred Shares.

To tender your Preferred Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on page 1 hereof in the “Summary Term Sheet.”

If you have questions about the Offer, you can contact AST Fund Solutions, LLC (the “Information Agent” for the Offer) at its address and telephone number set forth below. You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the Information Agent, or your Nominee Holder. The Bank of New York Mellon (the “Depositary”) will serve as the depositary for the Offer.

IF YOU DO NOT WISH TO TENDER YOUR PREFERRED SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

May 3, 2012

Questions and requests for assistance and requests for additional copies of the Offer should be directed to:

AST FUND SOLUTIONS, LLC

110 Wall Street

5th Floor

New York NY 10005

(212) 400-2605

E-mail: wantler@astfundsolutions.com

ii

iii

SUMMARY TERM SHEET

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF PREFERRED SHARES BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE OFFER IS REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, IT SHALL BE DEEMED TO BE MADE BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

The following summary is provided solely for the convenience of Stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, the Letter of Transmittal and any amendments or supplements hereto or thereto. Stockholders are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the capitalized terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

Unless the context otherwise requires, the terms “we,” “us” and “our” refer to the Fund.

If you have questions, please contact the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

The Company	DNP Select Income Fund Inc., a Maryland corporation registered as a closed-end investment company under the Investment Company Act of 1940, and issuer of the Preferred Shares (the “Fund”). See “The Offer—Certain Information Concerning the Fund.”

		Number of Shares Outstanding (as of the date hereof)
The Preferred Shares	Remarketed Preferred Stock, Series D (Cusip No. 23325P 50 0)	1,000

	Remarketed Preferred Stock, Series E (Cusip No. 23325P 60 9)	1,000

	Auction Preferred Stock, Series TH (Cusip No. 23325P 85 6)	4,000

	Auction Preferred Stock, Series F (Cusip No. 23325P 87 2)	4,000

The Offer

The Fund is offering to purchase for the applicable Tender Offer Consideration, payable in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, Preferred Shares having an aggregate liquidation preference (excluding Accrued Dividends (as defined below), fees and expenses) of up to the Maximum Tender Amount. See “The Offer—Terms of the Offer; Expiration Time.”

Expiration Time

5:00 p.m., Eastern time, on June 4, 2012, unless the Offer is extended or earlier terminated by the Fund. The Fund retains the right to extend the Offer for any reason. See “The Offer—Terms of the Offer; Expiration Time.”

If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (each a “Nominee Holder”), you may need to decide whether to tender your Preferred Shares in the Offer before the Expiration Time in order to allow sufficient additional time for such Nominee Holder time to tender your Preferred Shares. You should consult your Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Shares and provide to such Nominee Holder any other required materials. See “The Offer—Procedure for Tendering Preferred Shares.”

Tender Offer
Consideration

The Series D RP Consideration per share of Series D RP accepted for payment pursuant to the Offer will be $96,000, equal to 96% of the $100,000 liquidation preference per share of Series D RP.

The Series E RP Consideration per share of Series E RP accepted for payment pursuant to the Offer will be $96,000, equal to 96% of the $100,000 liquidation preference per share of Series E RP.

The Series TH APS Consideration per share of Series TH APS accepted for payment pursuant to the Offer will be $24,000, equal to 96% of the $25,000 liquidation preference per share of Series TH APS.

The Series F APS Consideration per share of Series F APS accepted for payment pursuant to the Offer will be $24,000, equal to 96% of the $25,000 liquidation preference per share of Series F APS.

Payment of
Dividends

The Tender Offer Consideration for Preferred Shares accepted for payment pursuant to the Offer will be paid together with accrued and unpaid dividends from the last applicable dividend payment date up to, but not including, the Settlement Date (“Accrued Dividends”). See “The Offer—Terms of the Offer; Expiration Time.”

Settlement Date

The Settlement Date for the Offer is expected to be June 5, 2012, the first New York City business day following the Expiration Time, or, if the Offer is extended, the first New York City business day following the extended Expiration Time. See “The Offer—Terms of the Offer; Expiration Time.”

Withdrawal Rights

Except to the extent required by applicable law or as provided herein, Preferred Shares tendered prior to the Expiration Time may only be withdrawn, in writing, prior to the Expiration Time. In the event of a termination of the Offer, all Preferred Shares tendered pursuant to the Offer will be promptly returned to you. See “The Offer—Withdrawal Rights.”

Untendered or Unpurchased
Preferred Shares

Preferred Shares not tendered or otherwise not purchased pursuant to the Offer will remain outstanding immediately after the completion of the Offer. If the Offer is consummated, the aggregate number of Preferred Shares that remain outstanding will be reduced. The terms and conditions governing the Preferred Shares, including the covenants and other provisions contained in the Fund’s charter governing the Preferred Shares, will not be changed by the completion of the Offer. See “The Offer—Certain Effects of the Offer.”

Separately from the Offer, the Board has proposed that the Fund’s shareholders approve certain amendments to the provisions of the Fund’s charter that govern the terms of the Preferred Shares in order to permit the Fund, under certain circumstances, to depart from guidelines imposed by the rating agencies in connection with their ratings of the Preferred Shares. The Fund cannot predict whether the proposed charter amendment will be approved by its shareholders. The completion of the Offer is not dependent on shareholder approval of the proposed charter amendments, although such approval may enhance the Fund’s ability to make additional tender offers in the future. See “The Offer—Source and Amount of Funds.”

How to Tender
Preferred Shares

Any beneficial owner desiring to tender Preferred Shares pursuant to the Offer should request such beneficial owner’s custodian or Nominee Holder to effect the transaction for such beneficial owner. Participants in The Depositary Trust Company (“DTC”) may electronically transmit their acceptance of the Offer by causing DTC to transfer Preferred Shares to the Depositary in accordance with DTC’s automated tender offer program procedures for transfers. See “Terms of the Offer—Procedure for Tendering Preferred Shares.” For further information, contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee Holder for assistance.

Conditions to the
Offer

The Fund’s obligation to accept for purchase, and to pay the Tender Offer Consideration for Preferred Shares validly tendered and not validly withdrawn pursuant to the Offer, is conditioned upon satisfaction or waiver of certain conditions. The Fund reserves the right to waive any and all conditions to the Offer. See “Terms of the Offer—Conditions to the Offer.” The Offer is not conditioned on any minimum amount of Preferred Shares being tendered.

Certain U.S. Federal Income Tax
Consequences	For a summary of certain United States federal income tax consequences of the Offer, see “The Offer—Certain U.S. Federal Income Tax Consequences.”

Brokerage
Commissions	No brokerage commissions are payable by Stockholders to the Information Agent, the Fund or the Depositary.

Depositary	The Bank of New York Mellon

Information Agent	AST Fund Solutions, LLC

Further Information

Questions may be directed to, and additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting, the Information Agent, at its telephone number and address set forth on the back cover of this Offer to Purchase.

DNP SELECT INCOME FUND INC.

To the Stockholders (as defined below):

INTRODUCTION

DNP Select Income Fund Inc. (the “Fund”) hereby offers to purchase for cash (the “Offer”) shares of its preferred stock, par value $0.001 per share (“Preferred Stock”), having an aggregate liquidation preference of up to $200,000,000 (excluding Accrued Dividends (as defined below), fees and expenses) (the “Maximum Tender Amount”), consisting of (i) Preferred Stock, designated Remarketed Preferred Stock, Series D (“Series D RP”), (ii) Preferred Stock, designated Remarketed Preferred Stock, Series E (“Series E RP”), (iii) Preferred Stock, designated Auction Preferred Stock, Series TH (“Series TH APS”), and (iv) Preferred Stock, designated Auction Preferred Stock, Series F (“Series F APS” and, together with the Series D RP, the Series E RP and the Series TH APS, the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”).

The Offer is being extended to all registered holders of Preferred Shares (“Stockholders”) of the Fund subject to certain conditions. The Offer is not conditioned upon any minimum number of Preferred Shares being tendered. The Fund is not obligated to purchase Preferred Shares tendered in excess of the Maximum Tender Amount but may do so in its sole discretion and subject to the terms and conditions of the Offer, and may appropriately amend the Offer in accordance with applicable securities laws and regulations. See “The Offer—Terms of the Offer; Expiration Time” and “The Offer—Conditions to the Offer.”

None of the Fund, its Board of Directors (the “Board”) or its investment adviser, Duff & Phelps Investment Management Co. (the “Adviser”), is making any recommendation to any Stockholder whether to tender or refrain from tendering Preferred Shares in the Offer. Stockholders are urged to read and evaluate the Offer carefully and to consult their own tax and financial advisers as to whether to participate in the Offer. No person has been authorized to give any information or to make any representations in connection with the offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund, the Board or the Adviser.

Stockholders will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer—Terms of the Offer; Expiration Time,” stock transfer taxes on the sale of Preferred Shares pursuant to the Offer. However, if a Stockholder owns Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (each a “Nominee Holder”), and the broker or other Nominee Holder tenders the Preferred Shares on behalf of such Stockholder, such broker or other Nominee Holder may charge a fee for doing so. Stockholders should consult their broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of The Bank of New York Mellon (the “Depositary”) and AST Fund Solutions, LLC (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Fees and Expenses.” Stockholders may be subject to federal income tax on the receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer. In addition, if a Stockholder fails to complete, sign and return to the Depositary the IRS Form W-9 that is included with the Letter of Transmittal, it may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to such Stockholder pursuant to the Offer, and certain non-U.S. Stockholders may be subject to a 30% income tax withholding. See “The Offer—Certain U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If a Stockholder does not wish to tender any Preferred Shares, no action is required.

THE OFFER

1.	Terms of the Offer; Expiration Time

Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment in cash Preferred Shares having an aggregate liquidation preference of up to $200,000,000 (excluding Accrued Dividends (as defined below), fees and expenses) (the “Maximum Tender Amount”) that are validly tendered and not validly withdrawn in accordance with the terms set forth in “The Offer—Procedure for Tendering Preferred Shares” prior to the Expiration Time (as defined below). The Fund reserves the right to extend the Offer to a later Expiration Time.

Each Stockholder that validly tenders, and does not validly withdraw, its Preferred Shares, and which Preferred Shares are accepted for purchase by the Fund upon the terms and subject to the conditions set forth in this Offer to Purchase, will be entitled to receive (a) $96,000 per share of Series D RP, equal to 96% of the $100,000 liquidation preference per share of Series D RP (the “Series D RP Consideration”), (b) $96,000 per share of Series E RP, equal to 96% of the $100,000 liquidation preference per share of Series E RP (the “Series E RP Consideration”), (c) $24,000 per share of Series TH APS, equal to 96% of the $25,000 liquidation preference per share of Series TH APS (the “Series TH APS Consideration”), and (d) $24,000 per share of Series F APS, equal to 96% of the $25,000 liquidation preference per share of Series F APS (the “Series F APS Consideration” and, together with the Series D RP Consideration, the Series E RP Consideration and the Series TH APS Consideration, the “Tender Offer Consideration”).

Stockholders whose Preferred Shares are accepted for purchase by the Fund pursuant to the Offer shall be entitled to receive accrued and unpaid dividends from the last applicable dividend payment date to, but not including, the Settlement Date (“Accrued Dividends”). Prior to the Expiration Time, dividends will be paid on the regularly scheduled dividend payment dates for the Series D RP, Series E RP, Series TH APS or Series F APS, as applicable. Under no circumstances will interest be paid on the tender price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.

The Fund may determine not to purchase any Preferred Shares because one or more conditions described in “The Offer—Conditions to the Offer” (the “Conditions”) of this Offer are not met. In the event more Preferred Shares are validly tendered, and not validly withdrawn, for purchase pursuant to the Offer than the Maximum Tender Amount (“Excess Tendered Shares”), the Fund will accept tendered shares on a pro-rata basis as described in “The Offer—Proration.” If the Fund elects to purchase Excess Tendered Shares, it will amend this Offer in accordance with the terms and conditions set forth in this Offer and applicable securities laws and regulations.

The term “Expiration Time” means 5:00 p.m., Eastern time, on June 4, 2012, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, shall expire. Except as described herein, withdrawal rights expire on the Expiration Time.

The Offer is being made to all Stockholders subject to the Conditions. The Offer is not conditioned upon any minimum number of Preferred Shares being tendered in the Offer. See “The Offer—Conditions to the Offer.”

Subject to the terms and conditions of the Offer (including the Maximum Tender Amount), the Fund will pay the Tender Offer Consideration and Accrued Dividends to each Stockholder who validly tenders, and does not validly withdraw, its Preferred Shares and whose Preferred Shares are accepted for purchase upon the terms and conditions of the Offer (including the Maximum Tender Amount), on the Settlement Date. The “Settlement Date” with respect to the Preferred Shares is the date on which the Fund will pay the Tender Offer Consideration and Accrued Dividends in respect of the Preferred Shares validly tendered, not validly withdrawn and accepted for purchase by the Fund. The Settlement Date is expected to be June 5, 2012, the first New York City business day following the Expiration Time.

Subject to the terms and conditions of the Offer, the Fund will pay the Tender Offer Consideration and Accrued Dividends in respect of the Preferred Shares validly tendered or return the tendered Preferred Shares to tendering Stockholders promptly after the Expiration Time or termination of the Offer. It will also return any Excess Tendered Shares which are not accepted for purchase after the Expiration Time. Any delay in payment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. For a description of the Fund’s right to terminate the Offer or to delay acceptance for payment or payment for Preferred Shares, see “The Offer—Extension of Tender Period; Termination; Amendment.”

Although the Fund does not contemplate extending the Offer, the Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time, and any such announcement will disclose the approximate number of Preferred Shares tendered as of that date. You can also see if the Offer has been extended by checking our website at www.dnpselectincome.com (click on Tender Offer) or the SEC’s EDGAR database at www.sec.gov.

If the Fund decides, in its sole discretion, to increase or decrease the Maximum Tender Amount or the Tender Offer Consideration and, at the time that notice of such increase or decrease is first published, sent or given to Stockholders in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw its Preferred Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw its Preferred Shares. For a description of the Fund’s right to amend the Offer, see “The Offer—Extension of Tender Period; Termination; Amendment.”

Tendering Stockholders will not be obligated to pay transfer taxes on the purchase of Preferred Shares by the Fund, except as set forth below. If payment of the purchase price is to be made to, or Preferred Shares properly withdrawn or not accepted for payment are to be returned in the name of, any person other than the holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of May 3, 2012, the Fund had 1,000 shares of Series D RP, 1,000 shares of Series E RP, 4,000 shares of Series TH APS and 4,000 shares of Series F APS outstanding. The Fund has been advised that no members of the Board, officers or affiliates of the Fund are holders of Preferred Shares and therefore no Board member, officer or affiliate will tender any Preferred Shares pursuant to the Offer. See “The Offer—Interest of the Board of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Shares.”

When considering whether to tender Preferred Shares, Stockholders should be aware that the payment received pursuant to this Offer will be less than the amount that Stockholders would be entitled to receive upon a redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund. Further, Stockholders should be aware that there may be a secondary market for the Preferred Shares in which holders of Preferred Shares may decide to participate. If a Stockholder does not tender any Preferred Shares under the Offer, the Fund cannot give assurance that the Preferred Shares will be able to be sold in the future or that the auctions and remarketings for such Preferred Shares will resume normal functioning, and a non-tendering Stockholder may need to hold the Preferred Shares indefinitely or may only be able to sell Preferred Shares in a secondary market at a significant discount to their liquidation preference of $100,000 per share for the Series D RP and Series E RP and $25,000 per share for the Series TH APS and Series F APS.

2.	Extension of Tender Period; Termination; Amendment

Although the Fund does not contemplate extending the Offer, the Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. In the event that the Fund elects to extend the tender period, the Fund does not expect the Tender Offer Consideration to change. During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to this Offer, subject to the right of a tendering Stockholder to withdraw its Preferred Shares. Such public announcement will be issued no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time and will disclose the approximate number of Preferred Shares tendered as of that date. You can also see if the Offer has been extended by checking our website at www.dnpselectincome.com (click on Tender Offer) or the SEC’s EDGAR database at www.sec.gov.

The Fund also reserves the right, at any time and from time to time up to and including the Expiration Time, to (i) terminate the Offer and not accept for payment or pay for any Preferred Shares; (ii) subject to applicable law, delay the acceptance for payment or payment for Preferred Shares upon the occurrence of any of the Conditions of this Offer; and (iii) amend the Offer in any respect by making a public announcement thereof. Without limiting the manner in which the Fund may choose to make a public announcement of any extension, termination, delay, or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material Condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund increases or decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered and not properly withdrawn in accordance with this Offer to Purchase, promptly after the Expiration Time of the Offer. In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Preferred Shares pending receipt of any regulatory or governmental approvals to the Offer as described in “The Offer—Plans and Proposals of the Fund; Regulatory Approvals.” For a description of the Fund’s right to terminate the Offer and not accept for payment or pay for Preferred Shares or to delay acceptance for payment or payment for Preferred Shares, see “The Offer—Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Preferred Shares when the Fund gives oral (promptly confirmed in writing) or written notice of its acceptance to the Depositary. The Fund will pay for Preferred Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as the agent of each Stockholder for the purpose of receiving payments from the Fund and transmitting such payments to such Stockholder. In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Procedure for Tendering Preferred Shares”), a properly completed and duly executed Letter of Transmittal and any other required documents. For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see “The Offer—Procedure for Tendering Preferred Shares.” Preferred Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued preferred shares of the Fund.

Each Stockholder that validly tenders, and does not validly withdraw, its Preferred Shares, and whose Preferred Shares are accepted for purchase by the Fund, subject to the terms and conditions hereof (including the Maximum Tender Amount), shall be entitled to receive (a) $96,000 per share of Series D RP, equal to 96% of the $100,000 liquidation preference per share of Series D RP, (b) $96,000 per share of Series E RP, equal to 96% of the $100,000 liquidation preference per share of Series E RP, (c) $24,000 per share of Series TH APS, equal to 96% of the $25,000 liquidation preference per share of Series TH APS, and (d) $24,000 per share of Series F APS, equal to 96% of the $25,000 liquidation preference per share of Series F APS, in each case plus Accrued Dividends accrued to but not including the Settlement Date. Under no circumstances will the Fund pay interest on the consideration paid for the Preferred Shares pursuant to the Offer, regardless of any delay in making such payment. If the Fund increases the Series D RP Consideration, the Series E RP Consideration, the Series TH APS Consideration or the Series F APS Consideration pursuant to the Offer, the Fund will pay such increased consideration for all shares of such series of Preferred Shares tendered and accepted for payment pursuant to the Offer.

If any tendered Preferred Shares are not accepted for payment or purchased pursuant to the Offer for any reason, or if Excess Tendered Shares are tendered, such un-purchased or un-accepted Preferred Shares will be returned to the tendering Stockholder, or to other persons at the discretion of such Stockholder, via credit to an account maintained at the Book-Entry Transfer Facility as promptly as practicable following the expiration or termination of the Offer, and without expense to such Stockholder.

If the Fund delays its acceptance for payment of, or its payment for, any tendered Preferred Shares, or is unable to accept for payment or pay for such Preferred Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain such Preferred Shares, and such Preferred Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in “The Offer—Withdrawal Rights.”

If a Stockholder owns Preferred Shares through a broker or other Nominee Holder, and the broker or other Nominee Holder tenders the Preferred Shares on behalf of the Stockholder, such broker or other Nominee Holder may charge a fee for doing so. Stockholders should consult their broker or other Nominee Holder to determine whether any charges will apply.

4.	Procedure for Tendering Preferred Shares

To tender Preferred Shares pursuant to the Offer, the Depositary must receive at its address set forth on the back cover of the Offer (i) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (ii) for Preferred Shares held at The Depository Trust Company (“DTC”), delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if you have not delivered a Letter of Transmittal), in each case by the Expiration Time.

If your Preferred Shares are registered in the name of a broker or other Nominee Holder, you may need to inform your broker or other Nominee Holder of any decision to tender Preferred Shares, and deliver any required materials, before the Expiration Time. You should consult your broker or other Nominee Holder to determine when they need you to inform them of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

LETTERS OF TRANSMITTAL MUST BE SENT TO THE DEPOSITARY; they SHOULD NOT be sent or delivered to the Fund, the Adviser, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to the Fund, the Adviser, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery. The Depositary has established an account with respect to the Preferred Shares at DTC (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. For purposes of the Offer, “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility in accordance with its normal procedures to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express and unconditional acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Preferred Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of this Offer (including the Letter of Transmittal) and that the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered Stockholder(s) of the Preferred Shares tendered pursuant to the Offer (including, for the purposes of the Offer, any participant in the DTC book-entry transfer facility whose name appears on DTC’s security position listing as the owner of the Preferred Shares), unless such Stockholder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (ii) such Preferred Shares are tendered for the account of an Eligible Institution.

No Guaranteed Delivery. The Fund does not intend to permit tenders of Preferred Shares by guaranteed delivery procedures.

Back-up Withholding. Under federal income tax laws, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate Stockholders pursuant to the Offer (or 30% to the extent the payment is treated as a dividend and made to a Foreign Holder (as defined in “The Offer—Certain U.S. Federal Income Tax Consequences”) pursuant to the Offer). In order to avoid such backup withholding, a Stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. If a Stockholder is a non-resident alien or foreign entity not subject to backup withholding, it must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment. For this purpose the Depositary may treat the entire amount of a distribution as a dividend unless it establishes proof to the contrary.

Validity. The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders of Preferred Shares that the Fund determines not to be in proper form or refuse the acceptance for payment of or payment for Preferred Shares which may, in the opinion of its counsel, be unlawful. Tenders will not be deemed to have been made until any defects or irregularities have been cured or waived. The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Shares. The Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Neither the Fund, the Adviser, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Preferred Shares pursuant to any one of the procedures described above will constitute an acceptance of the Offer by you, as well your representation and warranty that (i) you own the Preferred Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Preferred Shares complies with Rule 14e-4, and (iii) you have full power and authority to tender, sell, assign and transfer the tendered Preferred Shares, as specified in the Letter of Transmittal or otherwise.

The Fund’s acceptance for payment of the tendered Preferred Shares pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Preferred Shares, upon the terms and subject to the conditions of the Offer.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Time) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Stockholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of an Offer, the tendering Stockholder also shall be deemed to represent and warrant that: (a) the tendering Stockholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Time); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Time); and (d) the tendering Stockholder has read the Offer Documents and agreed to all of the terms of the Offer.

5.	Withdrawal Rights

You may withdraw tenders of Preferred Shares made pursuant to the Offer at any time prior to the Expiration Time. If your Preferred Shares are registered in the name of a broker or other Nominee Holder, you may need to allow sufficient additional time for such Nominee Holder to withdraw your tendered Preferred Shares. You should contact your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform them of any decision to withdraw your tendered Preferred Shares. After the Expiration Time, such tenders are irrevocable, except that they may be withdrawn after July 3, 2012 unless payment has been made to you for any Preferred Shares accepted for payment as provided in the Offer. If the Fund extends the period of time during which the Offer is open, or is unable to accept for payment or pay for, or is delayed in accepting for payment or paying for, the Preferred Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on its behalf, retain all Preferred Shares tendered, and such Preferred Shares may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Preferred Shares, a written transmission of a notice of withdrawal (a form of which will be provided upon request from the Information Agent) with respect to the Preferred Shares must be timely received by the Depositary at its address set forth on the back cover of the Offer, and the notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn and the number of Preferred Shares to be withdrawn and the name of the registered Stockholder, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with the signatures guaranteed by an Eligible Institution (except in the case of Preferred Shares tendered by an Eligible Institution) must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and Preferred Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be re-tendered by again following one of the procedures described in “The Offer—Procedure for Tendering Preferred Shares” at any time prior to the Expiration Time. If your Preferred Shares are registered in the name of a broker or other Nominee Holder, you should contact such broker or other Nominee Holder to withdraw your tendered Preferred Shares.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding. Neither the Fund, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Certain U.S. Federal Income Tax Consequences

Generally. The following is a discussion of material U.S. federal income tax consequences of the Offer to Stockholders whose Preferred Shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Stockholder’s particular circumstances or to a Stockholder subject to special treatment under the U.S. federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Stockholders holding Preferred Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the Preferred Shares tendered are held as “capital assets” within the meaning of Code section 1221.

Stockholders should consult their own tax advisers as to the particular U.S. federal income tax consequences to them of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

The tax treatment of a Stockholder who tenders Preferred Shares in the Offer will depend on whether such Stockholder’s receipt of cash for Preferred Shares pursuant to the Offer is treated as a sale or exchange of the Preferred Shares or instead as a distribution with respect to the Fund’s shares that are actually or constructively owned by the Stockholder.

U.S. Holders. As used herein, the term “U.S. Holder” means any Stockholder that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, (iii) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

Characterization of the Dividend Distribution. A portion of the payment to the Stockholders may be designated as a dividend by the Fund. It is likely that any such designated payment will be treated as a dividend for U.S. federal income tax purposes to the extent of the earnings and profits of the Fund.

Characterization of the Sale of Preferred Shares Pursuant to the Offer. The sale of Preferred Shares by a Stockholder pursuant to the Offer will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the receipt of cash upon such sale:

1.	is “substantially disproportionate” with respect to the Stockholder,

2.	results in a “complete redemption” of the Preferred Shares owned by the Stockholder, or

3.	is “not essentially equivalent to a dividend” with respect to the Stockholder.

In determining whether any of the above three tests is satisfied, a Stockholder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied. For this purpose the entire amount of a distribution may be treated as a dividend unless it establishes proof to the contrary.

1. Substantially Disproportionate. The purchase of Preferred Shares pursuant to the Offer by the Fund will be substantially disproportionate with respect to a holder if the percentage of the Fund’s then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund’s stock owned by the holder determined immediately before the purchase. In no event will a purchase of Preferred Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer.

2. Complete Redemption. The purchase of Preferred Shares pursuant to the Offer will result in a complete redemption of a holder’s equity interest if (i) all of the Fund’s stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the holder and (iii) after the Preferred Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisers.

3. Not Essentially Equivalent to a Dividend. The purchase of Preferred Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Preferred Shares constitutes a “meaningful reduction” of the holder’s interest. Whether the receipt of cash by a holder who sells Preferred Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the holder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held entity (such as the Fund) is minimal and who exercises no control over the entity’s business should constitute a meaningful reduction. Holders should consult their own tax advisers regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to a sale of Preferred Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Preferred Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Preferred Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

If none of the three tests is satisfied with respect to a sale of Preferred Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer. The distribution, in form, will likely be treated as a taxable ordinary income dividend, although it is possible that the distribution could be treated as a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to “qualified dividend income” of U.S. individuals. However, dividends paid by a regulated investment company will only be treated as qualified dividend income to the extent that they are attributable to dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions. Dividends that are attributable to certain types of investment company income received from REITs, generally are not “qualified dividend income.” Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s current or accumulated earnings and profits will reduce the U.S. Holder’s tax basis in its Preferred Shares until that basis is brought to zero and then as gain from the sale or exchange of such Preferred Shares. Any basis of a U.S. Holder in Preferred Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund’s stock.

Foreign Holders. As used herein, the term “Foreign Holder” means any holder other than a U.S. Holder. The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund’s stock at any time. Any such Foreign Holder should consult their own tax advisers regarding the U.S. federal income tax consequences of the Offer. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Preferred Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisers regarding the application of the U.S. federal income tax law.

Backup Withholding. Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her Social Security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

If the Fund is not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the holder. No information is provided as to the state, local or foreign tax consequences of the Offer. Holders are urged to consult their own tax advisers to determine the particular federal, state, local and foreign tax consequences to them of tendering Preferred Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Preferred Shares; Dividends

The Preferred Shares are not listed on an exchange or automated quotation system, Therefore, no primary trading market for the Preferred Shares has been established outside the auction and remarketing process (discussed below) and no price history is available. There may be a secondary market for the Preferred Shares; however, the Fund does not have sufficient information to establish whether there is a particular price or price history for the Preferred Shares on the secondary market.

Although the Preferred Shares are not listed on an exchange or automated quotation system, a system of periodic auctions (held every 7 days for the Series TH APS and Series F APS) and periodic remarketings (held every 49 days for the Series D RP and Series E RP) was established to provide a liquid trading market for those shares. The dividend rate payable on each series of Preferred Shares for each dividend period was designed to be set through that periodic auction or remarketing process. The provisions of the Fund’s charter governing the Preferred Shares also contemplated the possibility that an auction could fail (if there were insufficient clearing bids to purchase all of the shares that current holders wished to sell in an auction), and that a remarketing could fail (if the remarketing agent were unable to set a dividend rate that would clear the market of all of the shares that current holders wished to sell in a remarketing). When an auction or remarketing fails, the current holders retain their Preferred Shares, and the dividend rate for the next dividend period is automatically set to the maximum dividend rate permitted by the Fund’s charter.

Early in 2008, disruptions in the short-term fixed income markets resulted in failures in the periodic auctions and remarketings of the preferred shares of all closed-end investment companies, including the Preferred Shares of the Fund. The Fund and the Adviser have concluded that the preferred stock auction and remarketing processes may not provide liquidity for an extended period of time, if ever, with the result that the Fund may be required to pay the maximum dividend rates applicable to its Preferred Shares for an extended period of time. The Fund’s charter defines the maximum dividend rate differently for each type of preferred stock, as shown in the tables below. In each case the calculation is based on a combination of two factors: (1) a specified reference interest rate and (2) the lower of the credit ratings assigned to the shares by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”).

SERIES D RP AND SERIES E RP

Maximum Dividend Rate = the Applicable Percentage of the Reference Rate

Reference Rate = the composite rate for 60-day commercial paper

CREDIT RATINGS		APPLICABLE PERCENTAGE OF THE REFERENCE RATE
MOODY’S	S&P

Aa3 or higher	AA– or higher	150%

A3 to A1	A– to A+	175%

Baa3 to Baa1	BBB–to BBB+	200%

Below Baa3	Below BBB–	225%

SERIES TH APS AND SERIES F APS

Maximum Dividend Rate = the higher of the Applicable Percentage of the Reference Rate or the Applicable Spread over the Reference Rate

Reference Rate = 7-day LIBOR
CREDIT RATINGS		APPLICABLE PERCENTAGE OF THE REFERENCE RATE	APPLICABLE SPREAD
MOODY’S	S&P

Aaa	AAA	125%	125 bps

Aa3 to Aa1	AA- to AA+	150%	150 bps

A3 to A1	A- to A+	200%	200 bps

Baa3 to Baa1	BBB-to BBB+	250%	250 bps

Ba1 and lower	BB+ and lower	300%	300 bps

At all times from their date of original issuance to the date hereof, the Preferred Shares have been rated Aaa by Moody’s and AAA by S&P. However, there is no assurance that such ratings will be maintained, and a downgrade of the Preferred Shares by either or both of those rating agencies is possible.

The terms of the Offer provide that Stockholders tendering Preferred Shares are entitled to receive all distributions accrued on the Preferred Shares on or before the Expiration Time but not yet paid.

8.	Certain Information Concerning the Fund

The Fund was incorporated under the laws of the State of Maryland on November 26, 1986. The Fund commenced operations on January 21, 1987, as a closed-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The primary investment objectives of the Fund are current income and long-term growth of income. Capital appreciation is a secondary objective. The Fund’s principal executive offices are located at 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606. Its telephone number is (800) 864-0629.

Available Information about the Fund. The Fund is subject to the informational requirements of the Exchange Act and the 1940 Act, and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s directors and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s website (www.sec.gov) or on the Fund’s website at www.dnpselectincome.com.

Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Fund. The Fund has an investment advisory agreement (the “Advisory Agreement”) with Duff & Phelps Investment Management Co. to provide professional investment management services for the Fund and has an administration agreement (the “Administration Agreement”) with J.J.B. Hilliard, W.L. Lyons, LLC to provide administrative services for the Fund. The Fund’s custodian is The Bank of New York Mellon. The Fund has a remarketing agreement (the “Remarketing Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as remarketing agent for the Fund’s remarketed preferred stock. The Remarketing Agreement provides for the Fund to pay a remarketing fee at an annual rate of 0.25% of the aggregate liquidation preference of the outstanding shares of Series D RP and Series E RP. In light of the ongoing remarketing failures, that fee is currently being paid at a reduced annual rate of 0.15% by mutual agreement of the parties. The Fund has an Auction Agency Agreement (the “Auction Agency Agreement”) with The Bank of New York Mellon to act as auction agent for the Fund’s auction preferred stock. The Auction Agency Agreement provides for the auction agent to contract on the Fund’s behalf with broker-dealers who participate in auctions and to pay them a broker-dealer fee at an annual rate of 0.25% of the aggregate liquidation preference of the outstanding shares of Series TH APS and Series F APS. In light of the ongoing auction failures, that fee is currently being paid at a reduced annual rate of 0.15% by mutual agreement of the parties.

9.	Proration

In the event more Preferred Shares are validly tendered, and not validly withdrawn, pursuant to the Offer than the Maximum Tender Amount (“Excess Tendered Shares”), the Fund will accept validly tendered, and not validly withdrawn, shares for purchase on a pro-rata basis in accordance with the following procedure.

•

The Maximum Tender Amount will be divided equally among the Series D RP, the Series E RP, the Series TH APS and the Series F APS. Each series will initially be allocated a $50,000,000 portion of the Maximum Tender Amount (each such portion, a “Maximum Series Amount”).

•

If more Preferred Shares of any given series are validly tendered, and not validly withdrawn, pursuant to the Offer than the Fund can purchase for the Maximum Series Amount allocated to such series, such series will be designated initially as an “Oversubscribed Series.”

•

If fewer Preferred Shares of any given series are validly tendered, and not validly withdrawn, pursuant to the Offer than the Fund can purchase for the Maximum Series Amount allocated to such series, such series will be designated initially as an “Undersubscribed Series.”

•	Any series that is neither an Oversubscribed Series nor an Undersubscribed Series will be designated as a “Fully Subscribed Series.”

•	If there is at least one Undersubscribed Series and at least one Oversubscribed Series:

•

For each Undersubscribed Series, the excess of the Maximum Series Amount allocated to such series over the aggregate liquidation preference (excluding Accrued Dividends) of the Preferred Shares of such series that are validly tendered and not validly withdrawn pursuant to the Offer will be equally divided among the Oversubscribed Series, so as to increase the Maximum Series Amount allocated to each such Oversubscribed Series.

•	Any Oversubscribed Series that ceases to be an Oversubscribed Series as a result of such reallocation will be redesignated as a Fully Subscribed Series or an Undersubscribed Series, as applicable.

•	After the foregoing procedure has been performed with respect to each Undersubscribed Series:

•

All of the Preferred Shares of each Fully Subscribed Series and all of the Preferred Shares of each Undersubscribed Series, in each case that are validly tendered, and not validly withdrawn, pursuant to the Offer, will be accepted for purchase by the Fund.

•

Within each Oversubscribed Series, validly tendered, and not validly withdrawn, Preferred Shares will be accepted for purchase by the Fund on a pro-rata basis among all validly tendering Stockholders of such series, based on the aggregate number of Preferred Shares validly tendered, and not validly withdrawn, of such series.

The Fund does not currently intend to amend this Offer to increase the Maximum Tender Amount in the event more Preferred Shares are validly tendered, and not validly withdrawn, pursuant to the Offer than the Maximum Tender Amount, although the Fund reserves the right to do so in its sole discretion. If we do so, the preceding provisions will apply to the increased Maximum Tender Amount.

10.	Source and Amount of Funds

The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Time. Because the Fund will not know until the Expiration Time how many Preferred Shares of each series will be tendered and accepted for payment, the Fund will not know until the Expiration Time the aggregate Tender Offer Consideration payable by the Fund, except that such amount will not exceed $192,000,000 (96% of the Maximum Tender Amount of $200,000,000).

The Fund intends to use borrowings under its existing committed credit facility (the “Credit Facility”) with BNP Paribas Prime Brokerage, Inc. (the “Lender”) to pay the Tender Offer Consideration. On March 6, 2009, the Fund established the Credit Facility, which allows the Fund to borrow cash from the Lender, up to a limit of $1 billion for the purpose of redeeming or repurchasing Preferred Shares. Borrowings under the Credit Facility are collateralized by certain assets of the Fund (the “Hypothecated Securities”). Interest is charged at 3-month LIBOR (London Inter-bank Offered Rate) plus an additional percentage rate on the amount borrowed and on the undrawn balance (the commitment fee). The Fund also incurred a one-time arrangement fee that was paid in six equal installments based on a percentage of the total borrowing limit. The Lender has the ability to terminate the Credit Facility upon 180-days’ notice or following an event of default. For the year ended December 31, 2011, the average daily borrowings under the Credit Facility and the weighted daily average interest rate were $600,000,000 and 1.44%, respectively. As of December 31, 2011, the amount of such outstanding borrowings was $600,000,000. The interest rate applicable to the borrowing on December 31, 2011 was 1.68%. The Lender has the ability to borrow the Hypothecated Securities (“Rehypothecated Securities”). The Fund is entitled to receive a fee from the Lender in connection with any borrowing of Rehypothecated Securities. The Fund can recall any Rehypothecated Security at any time and if the Lender fails to return it (or an equivalent security) in a timely fashion, the Lender will be liable to the Fund for the ultimate delivery of such security and certain costs associated with delayed delivery. In the event the Lender does not return the security or an equivalent security, the Fund will have the right to, among other things, apply and set off an amount equal to 100% of the then-current fair market value of such Rehypothecated Securities against any amounts owed to the Lender under the Credit Facility. At December 31, 2011, Hypothecated Securities under the Credit Facility had a market value of $1,377,171,566 and Rehypothecated Securities had a market value of $563,954,573. The Fund does not have any current plans to finance or repay the Credit Facility.

The Fund’s ability to enter into borrowings, under the Credit Facility or otherwise, is subject to compliance with certain guidelines established by Moody’s and S&P in connection with granting the Fund the highest rating for its Preferred Shares. The Moody’s guidelines currently provide that the Fund may not issue senior securities representing indebtedness, as defined in the 1940 Act, unless advised by Moody’s that such borrowings would not adversely affect Moody’s then-current rating of the Preferred Shares. The S&P guidelines currently provide that the Fund will limit the aggregate amount of its borrowings to 10% of the value of its total assets and will not incur any borrowings, unless advised by S&P that such borrowings would not adversely affect S&P’s then-current rating of the Preferred Shares. The funding of the Tender Offer Consideration through borrowings under the Credit Facility will comply with the Moody’s and S&P guidelines.

Currently, the Fund’s charter requires the Fund to comply with each rating agency’s guidelines, unless the Fund receives written confirmation from the relevant rating agency that a proposed noncompliance will not adversely affect its then-current rating of the Preferred Shares. The Board has recommended that the Fund’s shareholders approve amendments to the Fund’s charter that would permit the Fund to deviate from a rating agency’s guidelines, after receiving written advice from the rating agency as to the effect such noncompliance would have on its then-current rating of the Preferred Shares, if the Board determines, by a 75% vote, that, taking into account the pertinent facts and circumstances, such noncompliance is in the best interests of the Fund. In order to be adopted, the proposed charter amendments must be approved by the holders of a majority of the Fund’s outstanding securities (as defined in the 1940 Act), and by the holders of two thirds of the outstanding Preferred Shares, voting as a separate class. The Fund cannot predict whether the proposed charter amendments will be approved by its shareholders. The completion of the Offer is not dependent on shareholder approval of the proposed charter amendments, although such approval may enhance the Fund’s ability to make additional tender offers in the future.

The Fund will utilize its existing cash resources to pay Accrued Dividends on the Preferred Shares accepted for purchase pursuant to the Offer, as well as the fees and expenses of the Offer.

11.	Interest of Board of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Shares

The business address of the Board and executive officers of the Fund is c/o Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606. As of the date hereof, members of the Board and the executive officers of the Fund do not beneficially own any Preferred Shares.

Based upon the Fund’s records and upon information provided to the Fund by the members of the Board and its executive officers, neither the Fund nor, to the best of each Fund’s knowledge, any of the members of the Board or executive officers of the Fund, has effected any transactions in the Preferred Shares, during the 60-day period prior to the date hereof.

To the best of the Fund’s knowledge, no officer, member of the Board or affiliate of the Fund owns any Preferred Shares and none of the Fund’s officers, Board members or affiliates intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or members of the Board, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Purchase Price in the Offer is Less than Liquidation Preference. For each of the Series D RP, the Series E RP, the Series TH APS and the Series F APS, the Tender Offer Consideration applicable to such series reflects a 4% discount to the applicable liquidation preference per share. For the Series D RP and the Series E RP, the 4% discount to the liquidation preference of $100,000 per Series D RP share and Series E RP share, respectively, results in a discount in the amount of $4,000 per share. For the Series TH APS and the Series F APS, the 4% discount to the liquidation preference of $25,000 per Series TH APS share and Series F APS Share, respectively, results in a discount in the amount of $1,000 per share. As a result, Stockholders who tender their shares for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive should the Fund ever liquidate. In addition, in the event the Fund were to effect a redemption of any series of the Preferred Shares pursuant to the provisions of the Fund’s charter applicable to such series, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus an amount equal to cash dividends thereon (whether or not earned or declared) accumulated but unpaid to the date fixed for redemption). The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares. The Fund, however, does not currently intend to redeem any Preferred Shares that remain outstanding after the Settlement Date.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any

Preferred Shares not tendered pursuant to this Offer, as well as any tendered Preferred Shares that are not accepted for purchase by the Fund upon the terms and conditions of the Offer, will remain outstanding. The Series TH APS and Series F are perpetual preferred shares and will remain issued and outstanding until repurchased or redeemed by the Fund. The Series D RP are subject to mandatory redemption on December 22, 2021 and the Series E RP are subject to mandatory redemption on December 11, 2024. Although it has no current plan to do so, if the Fund were to redeem the Preferred Shares in accordance with their terms, it would be required to pay the full liquidation preference of $100,000 per share with respect to the Series D RP and the Series E RP and $25,000 per share with respect to the Series TH APS and Series F APS, plus an amount equal to dividends thereon (whether or not earned or declared) accumulated but unpaid to the date fixed for redemption. As mentioned previously, there have not been sufficient clearing bids in recent remarketings and auctions to effect transfers of the Preferred Shares and there is no guarantee that the remarketings and auctions will ever provide liquidity for the Preferred Shares in the future. In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the dividend rate on the Preferred Shares and such other factors as the Fund deems relevant.

Preferred Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares of preferred stock of the Fund and will be available for the Fund to issue without further action by the stockholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the common stock of the Fund may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Stockholders. The Fund’s purchase of tendered Preferred Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See “The Offer—Certain U.S. Federal Income Tax Consequences.”

Effect on Net Asset Value of Common Stock. Stockholders should note that the Offer is expected to result in accretion to the net asset value of the shares of common stock of the Fund (“Common Stock”) following the Offer, due to the fact that the Tender Offer Consideration represents a 4% discount to the liquidation preference of each series of the Preferred Shares, which is the amount a Stockholder would be entitled to receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in the Offer represents a discount to the amount that would be payable upon a redemption of each series of Preferred Shares pursuant to the terms of the Fund’s charter governing such series.

Cost of Leverage Could Increase. In deciding to authorize the Offer, the Board considered that the overall cost to the Fund of increased borrowings under the Credit Facility, combined with the cost of the Preferred Shares that remain outstanding following the Expiration Time (taking into account any expected increase in dividend rates), would be comparable to or lower than the cost of maintaining the current number of Preferred Shares outstanding. However, future movements in interest rates are unpredictable, and there is thus no guarantee that the actual costs of the Fund’s additional borrowings, or the cost of any Preferred Shares that remain outstanding, will be in line with expectations. Changes in interest rates or changes in the ratings of the Preferred Shares, or both, could result in higher overall leverage costs for the Fund.

The Amount of Allowable Leverage under the 1940 Act Could Decrease. Under the 1940 Act, the Fund must maintain different amounts of “asset coverage” depending on the type of leverage it employs. For example, the Fund is not permitted to issue preferred stock unless immediately after such issuance the value of the Fund’s total assets, less all liabilities and indebtedness not represented by senior securities, is at least 200% of the aggregate amount of senior securities representing indebtedness plus the aggregate of the liquidation preference of the Fund’s preferred stock. By contrast, the Fund is not permitted to enter into any borrowings that constitute a senior security unless immediately after such borrowings the value of the Fund’s total assets, less all liabilities and indebtedness not represented by senior securities, is at least 300% of the aggregate amount of senior securities representing indebtedness. Currently, the Fund’s leverage consists of $600,000,000 in outstanding borrowings under the Credit Facility and $400,000,000 in aggregate liquidation preference of outstanding Preferred Shares. To the extent that the Fund increases its borrowings under the Credit Facility in order to purchase Preferred Shares, the Fund’s asset coverage requirements will increase. At this time, the Fund does not anticipate that the amount of leverage outstanding will be reduced as a result of the Offer. However, if at some future date the Fund were unable to maintain the required asset coverage on its outstanding borrowings, it could be required to deleverage and sell a portion of its investments at a time when it might be disadvantageous to do so.

Other Risks Associated with Debt Leverage. The rights of the Lender under the Credit Facility are senior to the rights of the Funds’ common and preferred shareholders. In addition, debt leverage does not have the same long-term character as the Preferred Shares. The Series TH APS and Series F APS are perpetual, and not subject to mandatory redemption by the Fund (so long as the required 1940 Act asset coverage is maintained). The Series D RP and Series E RP are mandatorily redeemable by the Fund, but not until December 22, 2021 and December 11, 2024, respectively. By contrast, the Credit Facility can be terminated by the Lender upon 180 days’ notice. There can be no assurance that the Fund would be able to replace its Credit Facility with another form of leverage if the Lender were to give a 180-day notice of termination. If the Fund were unable to replace the Credit Facility after receiving a 180-day notice of termination from the Lender, it could be required to deleverage and sell a portion of its investments at a time when it might be disadvantageous to do so.

12.	Purpose of the Offer

The Fund issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end investment companies, seeks to enhance the distributions and investment return available over time to its common stockholders by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

Beginning in mid-February 2008, the auctions and remarketings for the Preferred Shares have experienced successive failures as a result of general dislocations affecting the auction rate securities markets. It is impossible to predict how long this imbalance will last, but it could continue indefinitely. A failed auction or remarketing is not an event of default for the Fund, but it has resulted in a lack of liquidity for the holders of Preferred Shares. The Fund also believes that no well-established secondary market for the Preferred Shares exists today.

In light of the persistent auction and remarketing failures, the Fund has sought ways to provide additional liquidity to the holders of its Preferred Shares, but has also been consistent in stating that any action taken to provide such liquidity (1) should not materially disadvantage the Fund’s common stockholders and their ability to benefit from leverage, (2) should be long-term in nature and (3) should not encumber the investment process or reduce the pool of available investment alternatives for the Fund. In 2009, the Fund redeemed $600,000,000 in aggregate liquidation preference of preferred stock, replacing that portion of its preferred stock leverage with borrowings under the Credit Facility.

The Fund is now conducting the Offer to offer liquidity to holders of an additional $200,000,000 in liquidation preference of Preferred Shares.

The Fund has issued Preferred Shares, which are currently rated by Moody’s and S&P, nationally recognized statistical rating organizations, which issue ratings for various securities reflecting the perceived creditworthiness of those securities. Each of the foregoing rating organizations has established guidelines in connection with granting the Fund the highest rating for its Preferred Shares. The rating agency guidelines relate to, among other things, the composition of the Fund’s portfolio, as well as restrictions on borrowing and the use of certain investment techniques by the Fund. Currently, the Fund’s charter requires the Fund to comply with each rating agency’s guidelines, unless the Fund receives written confirmation from the relevant rating agency that a proposed noncompliance will not adversely affect its then-current rating of the Preferred Shares. The Board of the Fund has recommended that the Fund’s shareholders approve an amendment to the Fund’s charter that would permit the Fund to deviate from a rating agency’s guidelines, after receiving written advice from the rating agency as to the effect such noncompliance would have on its then-current rating of the Preferred Shares, if the Board determines, by a 75% vote, that, taking into account the pertinent facts and circumstances, such noncompliance is in the best interests of the Fund. In order to be adopted, the proposed charter amendment must be approved by the holders of a majority of the Fund’s outstanding securities (as defined in the 1940 Act), and by the holders of two thirds of the outstanding Preferred Shares, voting as a separate class. The Fund cannot predict whether the proposed charter amendment will be approved by the Fund’s shareholders.

None of the Fund, the Board or the Adviser makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any or all of such Stockholder’s Preferred Shares and has not authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Preferred Shares and, if so, how many Preferred Shares to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) the Fund’s rights to terminate, extend and/or amend the Offer in its sole discretion, the Fund shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Preferred Shares pursuant to the Offer, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offer, if any of the following has occurred (the “Conditions”):

•

there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in the sole judgment of the Fund, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Fund, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer, or (c) would materially impair the contemplated benefits of the Offer to the Fund or be material to Holders in deciding whether to accept the Offer;

•	the Fund is not able to borrow sufficient funds under the Credit Facility to pay the Tender Offer Consideration;

•

the Fund determines that the consummation of the Offer would (a) result in the delisting of the Fund’s common stock from the NYSE; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income tax on all its net income and gains in addition to the taxation of stockholders who receive distributions from the Fund); (c) result in a failure to comply with applicable 1940 Act asset coverage requirements; or (d) result in a failure to comply with the terms of the Credit Facility;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Fund, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to the business, operations, condition (financial or otherwise), assets, liabilities or prospects of the Fund;

•

there has occurred (a) any general suspension or impairment of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Fund, might affect the extension of credit by banks or other lending institutions, (d) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

•

there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Fund and its subsidiaries that, in the sole judgment of the Fund, would or might result in any of the consequences referred to in any of the preceding paragraphs.

The foregoing Conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction by the Fund) and may be waived by the Fund with respect to any or all Preferred Shares subject to the Offer, in whole or in part, at any time and from time to time, in the sole discretion of the Fund.

In order to facilitate the Offer and any remarketings and auctions for Preferred Shares that may remain outstanding after the Offer is completed, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction or Remarketing Department, or whoever at your broker or other Nominee Holder submits auction or remarketing instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Preferred Shares tendered, it will, to the extent necessary, extend the period of time during which its Offer is open as provided in the section “The Offer—Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, each Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in the section “The Offer—Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

14.	Plans or Proposals of the Fund, Regulatory Approvals

Under its current investment policies, the Fund is permitted to utilize swap and swaption transactions. Because the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing regulations of the Commodity Futures Trading Commission and the SEC will subject certain derivatives transactions to a mandatory clearing requirement, the Board has recommended that the Fund’s shareholders approve amendments to the Fund’s fundamental investment restrictions that will confirm the Fund’s ability to enter into cleared swap and cleared security-based swap transactions. In order to be adopted, the proposed amendments must be approved by the holders of a majority of the Fund’s outstanding securities (as defined in the 1940 Act), and by the holders of a similar proportion of the outstanding Preferred Shares, voting as a separate class. The Fund cannot predict whether the proposed amendments will be approved by its shareholders.

On March 16, 2012, the Fund filed a registration statement with the SEC relating to the potential offering of additional shares of Common Stock pursuant to a potential rights offering. The registration statement contemplates that the Fund will issue to holders of Common Stock rights to acquire newly issued shares of Common Stock based on the number of shares of Common Stock they own on a record date to be specified. There is no guarantee that the Fund will proceed with the potential rights offering. The definitive terms and timing of any such rights offering will be determined by the Board (or by its Executive Committee under delegated authority) and the Fund may not proceed with any such rights offering until the registration statement filed with the SEC is effective.

Except to the extent described herein, none of the Fund, the Adviser, nor the Board has any plans or proposals, and have not engaged in any negotiations, that relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, any other tender offer that may be contemplated in the future, or otherwise set forth herein); or any other material changes in the Fund’s structure or business (including any plans or proposals to make any changes in its investment policies for which a vote would be required by Section 13 of the Exchange Act).

Except to the extent described herein, none of the Fund, the Board or the Adviser has any plans or proposals that would relate to any material change in the present dividend rate or policy, or indebtedness or capitalization of the Fund (except as resulting from the Offer, any other tender offer that may be contemplated in the future, or as otherwise set forth herein); any change in the present Board or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the directors, or to fill any existing vacancy on the Board or to change any material term of the Investment Advisory Agreement or the Administration Agreement; a class of the Fund’s equity securities being delisted from a national securities exchange or de-authorized to be quoted in an automated quotations system operated by a national securities association; any class of the Fund’s securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; a suspension of the Fund’s reporting requirements under Section 15(d) of the Exchange Act; the acquisition by any person of additional securities of the Fund (other than the Fund’s intention to accept Preferred Shares in consideration for cash pursuant to the Offer), or the disposition of securities of the Fund (other than those tendered Preferred Shares which are accepted by the Fund and retired pursuant to this Offer); or any changes in the governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek such approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Preferred Shares under the Offer is subject to various conditions. See “The Offer—Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained AST Fund Solutions, LLC to act as the Information Agent and The Bank of New York Mellon to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker or other Nominee Holder or other person (other than the Information Agent and Depositary) for soliciting tenders of Preferred Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Adviser, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from, or on behalf of, Stockholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to each Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer—Certain Information Concerning the Fund” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

DNP SELECT INCOME FUND INC.

May 3, 2012

Any required documents should be sent to the Depositary at the address set forth below. If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its address or relevant telephone number set forth below. You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary for the Offer is:

THE BANK OF NEW YORK MELLON

Delivery By First Class Mail, By Registered, Certified or Express Mail, By Overnight Courier, and By Hand Should Be

Directed To:

Attn: Corporate Trust Administration – Reorg Unit

101 Barclay Street, Floor 7 East

New York, New York 10286

(212) 815-5788

The Information Agent for the Offer is:

AST FUND SOLUTIONS, LLC

110 Wall Street

5th Floor

New York NY 10005

(212) 400-2605

E-mail: wantler@astfundsolutions.com